SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
          The Securities Exchange Act of 1934 (Amendment No. ________)

Filed by the Registrant  [ X ]                    [  ] Confidential, for Use
Filed by a party other than the Registrant [  ]        of the Commission Only
Check the appropriate box:                             (as permitted by Rule
[ X ]  Preliminary Proxy Statement                         14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                          ABRAXAS PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [ X ] No fee required.
  [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

  (1) Title of each class of securities to which transaction applies:


  (2) Aggregate number of securities to which transaction applies:


  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


  (4) Proposed maximum aggregate value of transaction:


  (5) Total fee paid:



     [  ]Fee paid previously with preliminary materials.

     [ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                          ABRAXAS PETROLEUM CORPORATION









                                                               April 27, 2000


Dear Stockholders:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Abraxas Petroleum Corporation to be held on Friday, May 26, 2000, at 9:00 a.m., at the Petroleum Club of San Antonio located at 8620 North New Braunfels, San Antonio, Texas 78217. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

         Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided.








                              Robert L. G. Watson
                              Chairman of the Board, President
                              and Chief Executive Officer

                          ABRAXAS PETROLEUM CORPORATION
                       500 NORTH LOOP 1604 EAST, SUITE 100
                            SAN ANTONIO, TEXAS 78232

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 26, 2000

To the Stockholders of
Abraxas Petroleum Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Abraxas Petroleum Corporation ("Abraxas") will be held at the Petroleum Club of San Antonio located at 8620 North New Braunfels, San Antonio, Texas 78217, on Friday, May 26, 2000, at 9:00 A.M., local time, for the following purposes:

         (1)      To elect one director;

         (2) To approve an amendment to Abraxas' Articles of Incorporation providing that the authorized amount of common stock of Abraxas be increased to 200,000,000 shares;

         (3) To approve the appointment of auditors for the 2000 fiscal year; and

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         In accordance with the Bylaws of Abraxas and a resolution of the Board of Directors, the record date for the meeting has been fixed at April 17, 2000. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

         Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to Abraxas. A return envelope is enclosed for that purpose.

                       By Order of the Board of Directors


                                   Stephen T. Wendel
                                    Secretary

Dated:  April 27,  2000

                          ABRAXAS PETROLEUM CORPORATION
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232


                                 PROXY STATEMENT
                             -----------------------

        The accompanying Proxy is solicited by the Board of Directors of
Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), to be voted at the 2000 Annual Meeting of Stockholders to be held on May 26, 2000, and at any adjournments thereof, at the Petroleum Club of San Antonio located at 8620 North New Braunfels, San Antonio, Texas 78217. This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about April 27, 2000.

                               VOTING AND PROXIES

         Only holders of record of common stock, par value $.01 per share ("Common Stock"), of Abraxas at the close of business on April 17, 2000, shall be entitled to vote at the meeting. There were 22,595,016 shares of Common Stock issued and outstanding on the record date. Stockholders are entitled to one vote for each share of Common Stock held as of the record date. Any stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of Abraxas.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the 2000 Annual Meeting of Stockholders and any adjournment thereof. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the meeting, in person or by proxy, voting together as a single class, is necessary for the approval of the election of directors, the amendment to the Articles of Incorporation and ratification of Abraxas' independent auditors. Under Nevada law and Abraxas' Bylaws, abstentions and broker non-votes are tabulated in determining the number of shares present at the meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a director nominee.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Articles of Incorporation of Abraxas divide the Board of Directors into three classes of directors serving staggered three-year terms, with one class to be elected at each Annual Meeting. At this year's meeting, one director is to be elected for a term of three years, to hold office until the expiration of his term in 2003 or until a successor shall have been elected and shall have qualified. The terms of the remaining directors will continue as indicated below.

         In December 1999, Abraxas and one of its wholly-owned subsidiaries, Canadian Abraxas Petroleum Limited, completed an exchange offer whereby they exchanged their 11 1/2% Senior Secured Notes due 2004, Series A, Common Stock of Abraxas and Contingent Value Rights of Abraxas for approximately 98.43% of their outstanding 11 1/2% Senior Secured Notes due 2004, Series D (the "Exchange Offer"). In connection with the Exchange Offer, seven of Abraxas' directors resigned and four new directors filled these vacancies. The following former directors resigned their positions in December 1999: Robert W. Carington, Jr., Harold D. Carter, Robert D. Gershen, Richard M. Kleberg, III, Paul A. Powell, Jr., Richard M. Riggs and Chris E. Williford. The following directors filled four of the vacancies left by these resignations, with the other three vacancies left unfilled: Craig S. Bartlett, Jr., Ralph F. Cox, Frederick M. Pevow, Jr. and Joseph A. Wagda. The size of the Board was subsequently reduced from ten directors to seven directors. In addition to the foregoing, Franklin A. Burke resigned his position as a director with a term expiring in 2002 and filled a vacancy with a term expiring at the 2000 Annual Meeting.

         The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the nominee for the Board of Directors named below. The nominee is now serving as a director.

Information Regarding the Nominee for Election as a Director

         Franklin A. Burke, age 66, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of Suburban Community Bank, a commercial bank, JER Ventures, a retail furniture company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

Terms Expiring in 2001

         Robert L. G. Watson, age 49, has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board and a director of Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer & McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

         James C. Phelps, age 77, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Grey Wolf. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

Terms Expiring in 2002

         Craig S. Bartlett, Jr., age 66, a director of Abraxas since December 1999, has over forty years of commercial banking experience, the most recent being with National Westminster Bank USA, rising to the position of Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee. Mr. Bartlett continues to serve on numerous boards and is active in independent consulting roles. Mr. Bartlett is a graduate of Princeton University with an advanced Management Degree from Pennsylvania State University.

         Ralph F. Cox, age 67, a director of Abraxas since December 1999, has over 45 years of oil and gas industry experience, over thirty of which was with Arco. Mr. Cox retired from Arco in 1985 after having become Vice Chairman. Mr. Cox then joined what is now Union Pacific Resources, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined Greenhill Petroleum Corporation as President until leaving in 1994 to pursue his consulting business. Mr. Cox has in the past and continues to serve on many boards including Arco, Fidelity Investments, and the Kansas City Federal Reserve Board. Mr. Cox earned Petroleum and Mechanical Engineering degrees from Texas A&M University with advanced studies at Emory University.

         Frederick M. Pevow, Jr., age 36, a director of Abraxas since December 1999, has almost fifteen years of investment banking experience with firms such as Smith Barney, Dillon Read, Salomon Smith Barney, and most recently CIBC World Markets where he was Managing Director and headed the worldwide Investment Banking practice covering the oilfield services and equipment industries. Mr. Pevow currently pursues capital market transactions through Pevow & Associates, a boutique investment and merchant banking firm. Mr. Pevow holds an undergraduate degree from the University of Texas with further studies at Rice University.

         Joseph A. Wagda, age 56, a director of Abraxas since December 1999, has had a varied twenty-five year career involving the financial and legal aspects of private and corporate business transactions. Currently a practicing attorney and president of Altamont Capital Management, Inc., Mr. Wagda's business emphasizes special situation consulting and investing, including involvement in distressed investments and venture capital opportunities. Previously, Mr. Wagda was a senior managing director and cofounder of the Price Waterhouse corporate finance practice. He also served with the finance staff of Chevron Corporation and in the general counsel's office at Ford Motor Company. Mr. Wagda received an undergraduate degree from Fordham College, a Masters of Business Administration, with distinction, from the Johnson Graduate School of Management, Cornell University, and a JD, with honors, from Rutgers University.

                        INFORMATION CONCERNING DIRECTORS

         During the fiscal year ended December 31, 1999, the Board of Directors held seven meetings. All directors attended each of these meetings with the following exceptions: Messrs. Burke and Kleberg each missed two meetings and Messers. Carter, Gershen, Powell and Riggs each missed one meeting. During 1999, Abraxas' directors other than Messrs. Watson, Williford and Carington received compensation for service to Abraxas as a director under Abraxas' Restricted Share Plan For Directors (the "Director Share Plan") and under Abraxas' Director Stock Option Plan (the "Director Option Plan"). See "Executive Compensation -- Compensation of Directors." Directors also received reimbursement of travel expenses to attend meetings of the Board of Directors.

         Neither the nominee for director nor any of the continuing directors of Abraxas has a family relationship with any of the other executive officers or other nominees for director. Except for Craig S. Bartlett, Jr., who is a director of NVR, Inc., Janus Hotels & Resorts, Inc., and Allstate Financial Corp., and Ralph F. Cox, who is a director of Waste Management, Inc., CH2M Hill Companies and a trustee of the Fidelity Funds, neither the nominee nor any of the continuing directors is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.

         Abraxas believes, based solely on its review of the copies of Section 16(a) forms furnished to it and written representations from executive officers and directors, that all Section 16(a) filing requirements have been fulfilled.

In making this disclosure, Abraxas has relied solely on written representations of its directors and executive officers (and its ten percent stockholders) and copies of the reports that they have filed with the Securities and Exchange Commission.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors, which consisted of Messrs. Kleberg, Phelps and Riggs prior to the Exchange Offer, and now consists of Messrs. Phelps, Bartlett and Wagda, met twice during 1999. The functions of the Audit Committee are to recommend the appointment of Abraxas' independent auditors, to review the arrangements for and the scope of the annual audit and to review internal accounting controls.

         The Compensation Committee of the Board of Directors, which consisted of Messrs. Kleberg, Phelps and Riggs prior to the Exchange Offer, and now consists of Messrs. Phelps, Cox and Pevow, met once during 1999. The functions of the Compensation Committee are to review and make recommendations concerning the compensation of Abraxas' executive and non-executive officers. The Compensation Committee also administers Abraxas' 1984 Incentive Stock Option Plan, 1984 Nonqualified Stock Option Plan, 1993 Key Contributor Stock Option Plan and 1994 Long Term Incentive Plan.

         The Nominating Committee of the Board of Directors did not meet during 1999. Prior to the Exchange Offer, the Nominating Committee consisted of Messrs. Phelps, Powell and Riggs. Since that time, the Board of Directors has not appointed members to the Nominating Committee. The function of the Nominating Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company and to consider other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

                 SECURITIES HOLDINGS OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS, NOMINEES AND OFFICERS

         Based upon information received from the persons concerned, each person known to Abraxas to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of Abraxas, each director and nominee for director, each of the named executive officers and all directors and officers of Abraxas as a group, owned beneficially as of March 31, 2000, the number and percentage of outstanding shares of Common Stock of Abraxas indicated in the following table:


Name and Address of
Beneficial Owner                                           Number of Shares (1)        Percentage

Halcyon/Alan B. Slifka Management Company LLC              2,957,549 (2)               13.04%
     477 Madison Avenue, 8th Floor
     New York, NY 10022

Franklin Resources, Inc.                                   3,081,079 (3)               13.7%
     777 Mariners Island Blvd., 6th Floor
     San Mateo, CA 94404

Robert L. G. Watson                                          601,558 (4)                 2.62%

Franklin A. Burke                                            602,584 (5)                 2.67%

James C. Phelps                                              188,487 (6)                 *

Chris E. Williford                                           130,503 (7)                 *
Stephen T. Wendel                                             73,549 (8)                 *

Lee T. Billingsley                                            61,775 (9)                 *

Robert W. Carington, Jr.                                     118,518(10)                 *

Craig S. Bartlett, Jr.                                         4,000 (11)                *

Ralph F. Cox                                                  68,000 (11)                *

Frederick M. Pevow, Jr.                                            0 (11)                *

Joseph A. Wagda                                                    0 (11)                *

All Officers and Directors as a                            1,848,974                   7.97%
Group (11 persons)                                         (4)(5)(6)(7)(8)(9)
                                                           (10)

---------
    *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) 2,957,549 shares of common stock beneficially owned by various Halcyon limited partnerships are managed by Halcyon/Alan B. Slifka Management Company LLC, over which the manager disclaims beneficial ownership, as reported on Schedule 13G filed with the SEC on January 6, 2000. An additional 509,260 shares of common stock are owned by a Halcyon limited partnership managed by an affiliate of Halcyon/Alan B. Slifka Management Company LLC, over which such affiliate disclaims beneficial ownership.

(3) Owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients.

         The voting and investment powers held by Franklin Mutual Advisers, LLC ("FMA"), formerly Franklin Mutual Advisers, Inc., an indirect wholly owned investment advisory subsidiary of FRI, are exercised independently from FRI and from all other investment advisor subsidiaries of FRI (FRI, its affiliates and investment advisor subsidiaries other than FMA are collectively referred to herein as "FRI affiliates"). Furthermore, FMA and FRI internal policies and procedures establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients.

         Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest of beneficial ownership in any of the securities covered by this statement.

         FRI, the Principal Shareholders, and each of the Adviser Subsidiaries are of the view that they are not acting as a "group" for purposes of
         Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by FRI subsidiaries.

(4) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power, 30,459 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 269,541 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(5) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan and 8,250 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan").

(6) Includes 150,000 shares owned by Marie Phelps, Mr. Phelps' wife, and 9,250 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(7) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 18,214 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 87,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(8) Includes 10,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 66,660 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(9) Includes 14,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan and 1,000 shares in a retirement account.

(10) Includes 80,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(11) Does not include 75,000 shares issuable upon exercise of certain options (none of which will vest within sixty (60) days of the filing of this proxy statement).


                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not employees of Abraxas. The Committee is responsible for establishing and administering the compensation levels for Abraxas' executive and non-executive officers. The members of the Committee believe that the ability to attract and retain qualified executive and non-executive officers and provide appropriate incentives to Abraxas' executive and non-executive officers is essential to the long-term success of Abraxas.

         In determining executive compensation, the Committee reviews the compensation programs, pay levels and business results of Abraxas as compared to those crude oil and natural gas exploration and production companies included in the KPMG Peat Marwick LLP 1998 Energy Compensation Survey (the "KPMG Survey").

         Compensation Philosophy and Objectives. The philosophy underlying the development and administration of Abraxas' annual and long-term compensation plans is to align the interests of management with those of Abraxas' stockholders. Key elements of this philosophy are:

         *Establishing compensation plans that deliver base salaries which are competitive with the companies included in the KPMG Survey, within Abraxas' budgetary constraints and commensurate with Abraxas' performance as measured by operating, financial and strategic objectives.

         *Providing equity-based incentives for executive and non-executive officers to ensure that they are motivated over the long-term to respond to Abraxas' business challenges and opportunities as owners rather than just as employees.

         *Rewarding executive and non-executive officers for outstanding performance particularly where such performance is reflected by an increase in the value of Abraxas' Common Stock.

         The compensation currently paid to Abraxas' executive and non-executive officers consists of base salary, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to all employees of Abraxas), annual cash bonuses and grants of stock options and awards under Abraxas' 1994 Long Term Incentive Plan (the "LTIP").

         Elements of the Executive Compensation Program.

         Base Salaries. The Committee believes that Abraxas' base salary levels for executive officers are consistent with the practices of the companies included in the KPMG Survey. Increases in base salary levels from time to time are designed to reflect competitive practices in the industry, Abraxas' financial performance and individual performance of the officer.

         In the first quarter of each year, the Chief Executive Officer submits to the Committee recommendations for salary adjustments based upon his subjective evaluation of individual performance and his subjective judgment regarding setting each executive and non-executive officer's salary within Abraxas' salary range. This range is set by reference to the salaries paid by the companies included in the KPMG Survey while remaining within Abraxas' budgetary constraints. The companies included in the KPMG Survey are used to compare Abraxas' salary structure to that of other companies that compete with Abraxas for executives but without targeting salaries to be higher, lower or approximately the same as those of the companies included in the KPMG Survey. The Committee does not consider the performance of any of the companies included in the KPMG Survey in setting Abraxas' salary structure.

         Annual Cash Bonuses. In 1994, the Board of Directors adopted an annual cash bonus plan which established certain criteria for the payment of annual cash bonuses to all officers of Abraxas at or above the Vice President level. The plan was amended in 1997. Under the plan as amended, each participant is given an annual bonus opportunity based on the achievement of certain goals. For Messrs. Watson, Williford and Carington, the base bonus could be as high as 35% of base salary if all goals are attained. For Mr. Wendel and Dr. Billingsley, the bonus could be as high as 25% of base salary if all goals are attained. The amount of the bonuses to be paid to Messrs. Watson, Williford, Carington and Wendel and Dr. Billingsley, if any, will be based upon attaining goals set by the Board of Directors after assessing the recommendations of management for earnings per share, cash flow per share, share price and general and administrative expenses per barrel of oil equivalent produced ("G & A"), with each factor being weighted equally in the calculation. With respect to officers responsible for Abraxas' operations, earnings per share, cash flow per share, share price and G & A will account for 50% of the calculation and performance factors unique to Abraxas' operations will account for the remaining 50% of the calculation. With respect to officers responsible for Abraxas' exploration and geological activities, including Dr. Billingsley, all of the goals described above are included and account for 50% of the calculation and a goal for incremental proved (booked) reserves from certain properties accounts for the remaining 50%. If all performance goals are met or exceeded, additional bonuses of up to 25% of base salary can be earned by each participant. The Board has the prerogative to adjust the bonus earned by any participant, including Messrs. Watson, Williford, Carington and Wendel and Dr. Billingsley, to take into account extraordinary factors not contemplated by the bonus plan when the impact of such contributions or factors cannot be adequately reflected by the bonus determined under the methodology described above. In 1999, the goals for cash flow per share and G & A per barrel of oil equivalent produced were met as related to Messers. Watson, Williford, Carington and Wendel resulting in bonuses of $43,750, $26,250, $35,000 and $13,750, respectively, and the goals for cash flow per share, G & A per barrel of oil equivalent produced and incremental proved (booked) reserves were met relating to Dr. Billingsley resulting in a bonus of $22,500.

         Long-Term Incentives. In 1994, the Board adopted the LTIP in order to compensate executive and non-executive officers and employees who contribute significantly to the operation of Abraxas. In 1998, the Board amended the LTIP in order to increase the number of shares of Common Stock which may be issued thereunder to an aggregate of 1,550,000 shares. The LTIP makes available to the Committee a number of incentive devices such as incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, performance units, performance shares and dividend units. The Committee adopts administrative guidelines from time to time which define specific eligibility criteria, the types of awards to be employed and the value of such awards. Specific terms of each award, including minimum performance criteria which must be met to receive payment, are provided in individual award agreements granted to each award recipient. Award agreements also contain change in control provisions. Option holdings and previous awards are not taken into account.

         The Board believes that the LTIP has given Abraxas the flexibility to structure awards to meet Abraxas' business needs. In making long-term incentive awards under the LTIP, the Committee seeks to ensure that the total compensation package, including cash compensation, is competitive with the compensation paid by the companies included in the KPMG Survey, yet substantially contingent upon the success of individual and corporate efforts to produce attractive long-term returns to Abraxas stockholders.

         CEO Compensation. Mr. Watson's salary in 1999 was based on the Committee's evaluation of his performance and Abraxas' performance, after reviewing competitive salary data from the companies included in the KPMG Survey and Abraxas' budgetary constraints. The Committee's determination of Mr. Watson's total salary was based upon the salaries paid to chief executive officers of the companies included in the KPMG Survey and the salary structure of Abraxas.

         Policy on Deductibility of Compensation. In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the tax law, the performance measures must be approved by the stockholders. Since Abraxas does not anticipate that the compensation for any executive officer will exceed the $1 million threshold in the near term, stockholder approval necessary to maintain the tax deductibility of compensation at or above that level is not being requested. The Committee will reconsider this matter if compensation levels approach this threshold, in light of the tax laws then in effect. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

         This report is submitted by the members of the Committee:
                                 James C. Phelps
                                  Ralph F. Cox
                             Frederick M. Pevow, Jr.

Compensation Summary

         The following table sets forth a summary of compensation for the fiscal years ended December 31, 1997, 1998 and 1999 paid by Abraxas to Robert L.G. Watson, Abraxas' Chairman of the Board, President and Chief Executive Officer, Chris E. Williford, Abraxas' Executive Vice President, Chief Financial Officer and Treasurer, Robert W. Carington, Jr., Abraxas' Executive Vice President, Stephen T. Wendel, Abraxas' Vice President-Land and Marketing, , and to Lee T. Billingsley, Abraxas' Vice President-Exploration for the fiscal year ended December 31, 1999. Abraxas did not have any executive officers other than Messrs. Watson, Williford, and Wendel whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1997, Messrs. Watson, Williford, Carington and Wendel for the year ended December 31, 1998, and Messrs. Watson, Williford, Carington and Wendel and Dr. Billingsley for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                                                    Compensation
                                                                                  ------------------
                                              Annual Compensation                      Awards
                                ------------------------------------------------- ------------------
                                                                                       Options
 Name and Principal                                                                     /SARs
 Position                       Year     Salary ($)           Bonus ($)                  (#)
 ------------------------------ -------- -------------------- ------------------- ------------------

 Robert L. G. Watson,           1997     $211,154              $39,373 (1)             100,000
 Chairman  of  the  Board  and  1998     $253,367                --                    140,000
 President                      1999     $259,615              $43,750                       0

 Chris E. Williford,            1997     $148,269              $26,250 (1)              40,000
 Executive Vice President,      1998     $155,770                --                     35,000
 Chief Financial Officer        1999     $155,769              $26,250                       0
 and Treasurer

 Robert  W.  Carington,   Jr.,  1998     $103,846                --                    320,000
 Executive Vice President       1999     $207,629              $35,000                       0

 Lee T. Billingsley             1998     $ 31,154              $0                            0
 Vice President - Exploration   1999     $124,615              $22,500                  30,000

 Stephen T. Wendel,             1997     $106,731              $13,750 (1)              25,000
 Vice President - Land and      1998     $114,231                --                     20,000
 Marketing                      1999     $114,231              $13,750                  15,000
 ------------------------------ -------- -------------------- ------------------- ------------------

(1)      One-half paid in cash and one-half in stock awards.

Grants of Stock Options and Stock Appreciation Rights During the Fiscal Year Ended December 31, 1999

         Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), Abraxas grants to its employees and officers (including its directors who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

         The Compensation Committee did not grant any stock options to Messrs. Watson, Williford or Carington during 1999. The table below contains certain information concerning stock options granted to Dr. Billingsley and Mr. Wendel during 1999:


                                           OPTION GRANTS IN FISCAL YEAR
   -----------------------------------------------------------------------------------------------------------
                                 % of Total                                       Potential Realizable Value
                                   Options     Exercise Price                     at Assumed Annual Rates of
                     Options     Granted to       Per Share                        Stock Price Appreciation
        Name         Granted      Employees       (Price at     Expiration Date         for Option Term
                                                   Grant)

   =============== ============ ============== ================ ================= ============= ==============
                                                                                       5%            10%
   Lee T.           30,000(1)       20.69           $1.41           11/18/09        $26,700        $67,500
   Billingsley

   Stephen T.       15,000(1)       16.34           $1.41           11/18/09        $13,350        $33,750
   Wendel
--------------

(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

         The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 1999, by Messrs. Watson, Williford, Carington, Wendel and Dr. Billingsley and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Carington, Wendel and Dr. Billingsley.

                   Aggregated Option Exercises in Fiscal 1999
                        and Fiscal Year End Option Values

                                                                                                     Value of
                                                                               Number of            Unexercised
                                                                          Unexercised Options      in-the-Money
                                                                          on December 31,1999       Options on
                                                                                  (#)              December 31,
                                                                              Exercisable/           1999 ($)
                              Shares Acquired By                             Unexercisable          Exercisable/
            Name                 Exercise (#)       Value Realized ($)                             Unexercisable
            ----                 ------------       --------------          -----------------      -------------

Robert L. G. Watson                     0                     0              275,000/165,000            0/0

Chris E. Williford                      0                     0              102,500/52,500             0/0

Robert W. Carington, Jr.                0                     0              80,000/240,000             0/0

Lee T. Billingsley                      0                     0              63,995/44,665              0/0

Stephen T. Wendel                       0                     0              14,500/73,500              0/0


Long Term Incentive Plan Awards During the Fiscal Year Ended December 31, 1999

         Abraxas did not make any awards to any of Messrs. Watson, Williford, Carington and Wendel under a long term incentive plan during the fiscal year ended December 31, 1999.

Employment Agreements

         Abraxas has entered into employment agreements with each of Messrs. Watson, Williford, Carington and Wendel as well as with Dr. Lee T. Billingsley, Abraxas' Vice President of Exploration, pursuant to which each of Messrs. Watson, Williford, Carington, Wendel and Dr. Billingsley will receive compensation as determined from time to time by the Board in its sole discretion.

         The employment agreements for Messrs. Watson, Williford, and Carington are scheduled to terminate on December 21, 2002, and shall be automatically extended for additional one-year terms unless Abraxas gives Messrs. Watson, Williford, and Carington 120 days notice prior of the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. If, during the term of Messrs. Watson's, Williford's or Carington's employment agreements, Messrs. Watson's, Williford's or Carington's employment is terminated other than for cause or disability, by reason of Messrs. Watson's, Williford's or Carington's death or retirement or by Messrs. Watson, Williford or Carington, as the case may be, other than for good reason, then Messrs. Watson, Williford or Carington, as the case may be, will be entitled to receive a lump sum payment equal to the greater of (a) his annual base salary for the last full year during which he was employed by Abraxas or (b) his annual base salary for the remainder of the term of each of their respective employment agreements.

         If a change of control occurs during the term of Messrs. Watson's, Williford's or Carington's employment agreements, and if subsequent to such change of control, Messrs. Watson's, Williford's, or Carington's employment is terminated other than for cause or disability, by reason of Messrs. Watson's, Williford's or Carington's death or retirement or by Messrs. Watson, Williford or Carington, as the case may be, other than for good reason, then Mr. Watson will be entitled to the following:

         (1) if such termination occurs prior to the end of the first year of the initial term of his employment agreement, a lump sum payment equal to five
(5) times his annual base salary;

         (2) if such termination occurs after the end of the first year of the initial term of his employment agreement but prior to the end of the second year of the initial term of his employment agreement, a lump sum payment equal to four (4) times his annual base salary;

         (3) if such termination occurs after the end of the second year of the initial term of his employment agreement but prior to the end of the third year of the initial term of his employment agreement, a lump sum payment equal to three (3) times his annual base salary; and

         (4) if such termination occurs after the end of the third year of the initial term of his employment agreement a lump sum payment equal to 2.99 times his annual base salary.

         Under such circumstances, Messrs. Williford and Carington will be entitled to the following:

         (1) if such termination occurs prior to the end of the first year of the initial term of his respective employment agreement, a lump sum payment equal to four (4) times his annual base salary;

         (2) if such termination occurs after the end of the first year of the initial term of his respective employment agreement but prior to the end of the second year of the initial term of his respective employment agreement, a lump sum payment equal to three (3) times his annual base salary; and

         (3) if such termination occurs after the end of the second year of the initial term of his respective employment agreement, a lump sum payment equal to
2.99 times his annual base salary.

         The employment agreements for Mr. Wendel and Dr. Billingsley, originally scheduled to terminate on December 31, 1998, have been automatically extended for four years and will terminate on December 31, 2000, and may be automatically extended for an additional year if by December 1 of the prior year neither Abraxas nor Mr. Wendel or Dr. Billingsley, as the case may be, has given notice that he or it, as the case may be, does not wish to extend the term. Except in the event of a change in control, at all times during the term of the employment agreements, each of Mr. Wendel's and Dr. Billingsley's employment is at will and may be terminated by us for any reason without notice or cause. If a change in control occurs during the term of the employment agreement or any extension thereof, the expiration date of Mr. Wendel's and Dr. Billingsley's employment agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, Mr. Wendel's or Dr. Billingsley's employment is terminated other than for cause or disability by reason of Mr. Wendel's or Dr. Billingsley's death or retirement or by Mr. Wendel or Dr. Billingsley, as the case may be, other than for good reason, then Mr. Wendel and Dr. Billingsley will each be entitled to receive a lump sum payment equal to three times his annual base salary.

         If any lump sum payment to Messrs. Watson, Williford, Carington, Wendel or Dr. Billingsley would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid will be increased so that Messrs. Watson, Williford, Carington, Wendel or Dr. Billingsley, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

Report on Repricing of Options

         On March 25, 1999, the Board of Directors approved a plan pursuant to which the price of each outstanding stock option granted to employees and directors of Abraxas with an exercise price greater than $2.06 per share was reduced to $2.06 per share. However, all options repriced for Messrs. Watson, Williford, and Carington are not exercisable until Abraxas' common stock closes daily trading at a price greater than or equal to $4.12 per share for 10 days out of any 30 day trading period.

         On March 25, 1998, the Board of Directors approved a plan pursuant to which the price of each outstanding stock option granted to employees and directors of Abraxas with an exercise price greater than $7.44 per share was reduced to $7.44 per share.

         On March 7, 1996, the Committee approved a plan pursuant to which the exercise price of each outstanding stock option granted to employees of Abraxas prior to January 1, 1996, including options granted to Messrs. Watson, Williford and Wendel, were reduced to $6.75 per share.

         The Committee believed that repricing the existing options was in the best interests of Abraxas and its stockholders. In the view of the Committee, the decline of the market price of the Abraxas Common Stock substantially impaired the effectiveness of the existing options as a means of attracting and retaining qualified executive and non-executive officers and providing appropriate incentives to the Abraxas executive and non-executive officers. In addition, the Committee believed that a significant portion of the decline in the market price was the result of market factors that affected the stocks of the companies included in the KPMG Survey.

         The following table sets forth certain information concerning repricing of stock options held by any current executive officer during the period commencing on May 7, 1991 (the date on which Abraxas became a reporting company pursuant to the Securities Exchange Act of 1934, as amended), and ending on December 31, 1999.

                                                                                                         Length of
                                                                                                         Original
                                                             Market Price                                Option Term
                                                             of Stock at    Exercise                     Remaining
                                    Number of Securities     Time  of       Price  at                    at Date of
                  Date of           Underlying Options       Repricing or   Time of       New Exercise   Repricing
                                     ------------------
                                    Repriced or Amended                     Repricing or                 or
Name              Repricing          Old           New       Amendment      Amendment         Price      Amendment
----              ---------          ---           ---       ---------      ---------         -----      ---------
Robert L. G.      03/07/96         60,000        60,000          $6.75          $9.50         $6.75         95 Mos
Watson,           03/25/98        100,000       100,000          $7.44          $7.50         $7.44        104 Mos
Chairman of the   03/25/98        100,000       100,000          $7.44         $10.75         $7.44        108 Mos
Board,            03/25/98        100,000       100,000          $7.44         $14.38         $7.44        116 Mos
President and     03/25/99         60,000        60,000          $2.06(1)       $6.75         $2.06         71 Mos
Chief Executive   03/25/99         40,000        40,000          $2.06(1)       $5.00         $2.06         84 Mos
Officer           03/25/99        100,000       100,000          $2.06(1)       $7.44         $2.06         92 Mos
                  03/25/99        100,000       100,000          $2.06(1)       $7.44         $2.06         96 Mos
                  03/25/99        100,000       100,000          $2.06(1)       $7.44         $2.06        105 Mos
                  03/25/99         40,000        40,000          $2.06(1)       $5.56         $2.06        116 Mos


Chris E.          03/07/96          6,252         6,252          $6.75          $7.50         $6.75         75 Mos
Williford,        03/07/96         13,748        13,748          $6.75          $9.75         $6.75         76 Mos
Executive Vice    03/07/96         20,000        20,000          $6.75          $9.50         $6.75         95 Mos
President,        03/25/98         20,000        20,000          $7.44          $7.50         $7.44        104 Mos
Chief Financial   03/25/98         40,000        40,000          $7.44         $10.75         $7.44        108 Mos
Officer and       03/25/98         15,000        45,000          $7.44         $14.38         $7.44        116 Mos
Treasurer         03/25/99         20,000        20,000          $2.06(1)       $6.75         $2.06         51 Mos
                  03/25/99         20,000        20,000          $2.06(1)       $6.75         $2.06         71 Mos
                  03/25/99         20,000        20,000          $2.06(1)       $5.00         $2.06         84 Mos
                  03/25/99         20,000        20,000          $2.06(1)       $7.44         $2.06         92 Mos
                  03/25/99         40,000        40,000          $2.06(1)       $7.44         $2.06         96 Mos
                  03/25/99         15,000        15,000          $2.06(1)       $7.44         $2.06        105 Mos
                  03/25/99         20,000        20,000          $2.06(1)       $5.56         $2.06        116 Mos


Stephen T.        03/07/96         10,000        10,000          $6.75          $9.75         $6.75         76 Mos
Wendel,           03/07/96         20,000        20,000          $6.75          $9.50         $6.75         95 Mos
Vice President    03/25/98          8,000         8,000          $7.44          $7.50         $7.44        104 Mos
- Land and        03/25/98         25,000        25,000          $7.44         $10.75         $7.44        108 Mos
Marketing         03/25/98         10,000        10,000          $7.44         $14.38         $7.44        116 Mos
                  03/25/99          1,340         1,340          $2.06          $6.75         $2.06          3 Mos
                  03/25/99         10,000        10,000          $2.06          $6.75         $2.06         51 Mos
                  03/25/99         20,000        20,000          $2.06          $6.75         $2.06         71 Mos
                  03/25/99         10,660        10,660          $2.06          $5.00         $2.06         84 Mos
                  03/25/99          8,000         8,000          $2.06          $7.44         $2.06         82 Mos
                  03/25/99         25,000        25,000          $2.06          $7.44         $2.06         96 Mos
                  03/25/99         10,000        10,000          $2.06          $7.44         $2.06        105 Mos
                  03/25/99         10,000        10,000          $2.06          $5.56         $2.06        115 Mos

                                       21


Robert  W.        03/25/99        300,000       300,000          $2.06(1)       $8.75         $2.06        110 Mos
Carington, Jr.,   03/25/99         20,000        20,000          $2.06(1)       $5.56         $2.06        114 Mos
Executive Vice
President

Lee T.            03/25/99         50,000        50,000          $2.06          $8.75         $2.06        115 Mos
Billingsley,      03/25/99          8,000         8,000          $2.06          $5.56         $2.06        116 Mos
Vice President
- Exploration


--------

(1) Not exercisable until the Abraxas Common Stock closes daily trading at a price greater than or equal to $4.12 per share for 10 days out of any 30 day trading period.

         This report is submitted by the members of the Committee:

                                 James C. Phelps
                                  Ralph F. Cox
                             Frederick M. Pevow, Jr.


Performance Graph

         Set forth below is a performance graph comparing yearly cumulative total stockholder return on the Abraxas' Common Stock with (a) the monthly index of stocks included in the Standard and Poor's 500 Index and (b) the CIBC World Markets Index (the "CIBC Index") of stocks of crude oil and natural gas exploration and production companies with a market capitalization of less than $300 million (the "Comparable Companies"). The Comparable Companies are: Adams Resources & Energy, Inc.; Basin Exploration, Inc.; Bellwether Exploration Company; Callon Petroleum Company; Columbus Energy Corporation; Goodrich Petroleum Corporation; Howell Corporation; Key Production Company, Inc.; Magnum Hunter Resources, Inc.; Maynard Oil Company; The Meridian Resource Corporation; PetroCorp Incorporated; Plains Resources, Inc.; Prima Energy Corporation; Unit Corporation; Venus Exploration, Inc.; and Wiser Oil Company. Prior to this year, Abraxas had selected the Everen Securities monthly index of stocks of crude oil and natural gas exploration and production companies with a market capitalization of less than $300 million (the "Everen Index") for industry peer comparison purposes. However, Everen Securities was acquired in 1999 and its successor, First Union Corporation, no longer publishes the Everen Index. Accordingly, Abraxas selected the CIBC Index for industry peer comparison purposes.

         All of these cumulative total returns are computed assuming the value of the investment in Abraxas' Common Stock and each index as $100.00 on December 31, 1994, and the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The years compared are 1995, 1996, 1997, 1998 and 1999.

                                    [GRAPH]

Compensation of Directors

         Non-Qualified Stock Option Plan. Each former director of Abraxas, other than Messrs. Watson, Williford, Carington, Carter and Gershen, and current directors Burke and Phelps have previously been granted options to purchase 8,900 shares of Common Stock under Abraxas' 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Common Stock under the Non-Qualified Plan. Mr. Burke holds an option to purchase 8,900 shares of Common Stock at an exercise price of $2.06 per share.

         Restricted Share Plan for Directors. Pursuant to the Abraxas Petroleum Corporation Restricted Share Plan for Directors (the "Director Share Plan"), each director of Abraxas, other than Mr. Watson, is entitled to receive compensation for attendance at regular and special meetings of the Board of Directors. Initially each eligible director of Abraxas was issued 400 shares of Common Stock during 1994 as an initial grant under the Director Share Plan and thereafter received a number of shares of Common Stock equal to the product of 1,000 times the Capitalization Factor (as defined in the Director Share Plan) divided by the Average Stock Price (as defined in the Director Share Plan) as of the date of a meeting of the Board. In 1997, the Director Share Plan was amended to provide that one-half of the compensation under the Director Share Plan shall be paid in cash and one-half in shares of Abraxas Common Stock. For 1999, each of the following directors received the number of shares of Common Stock and cash compensation set forth opposite his name under the Director Share Plan:

Name                                     Number of Shares    Cash Compensation
                                        ------------------  -------------------
Franklin M. Burke                              1,519                $2,500
Harold D. Carter (1)                           1,619                $3,000
Robert D. Gershen (1)                          1,619                $3,000
Richard M. Kleberg (1)                         1,806                $3,250
James C. Phelps (1)                            2,526                $4,250
Paul A. Powell (1)                             1,619                $3,000
Richard M. Riggs (1)                           2,045                $3,750
Craig S. Bartlett, Jr.                           --                   --
Ralph F. Cox                                     --                   --
Frederick M. Pevow, Jr.                          --                   --
Joseph A. Wagda                                  --                   --
-----------

(1) Resigned as a director on December 21, 1999.

         Director Stock Option Plan. Pursuant to the Abraxas Petroleum Corporation Director Stock Option Plan (the "Director Option Plan"), each non-employee member of the Abraxas Board of Directors on June 1, 1996, was granted an option to purchase 8,000 shares of Common Stock at a price of $6.75 per share, which exercise price was reduced to $2.06 on March 25, 1999. Each person who becomes a director after that date will also be granted an option to purchase 8,000 shares of Common Stock at the then prevailing price of the Common Stock as quoted on the OTC Bulletin Board. In addition, in March 1998, the Director Option Plan was amended and restated to provide that each non-employee member of the Board of Directors as of the date of the first meeting of the Board of Directors in each year will receive options to purchase 2,000 shares of Common Stock at the closing price of the Common Stock on such date. On each of March 25, 1998, and March 25, 1999, each non-employee Director received options to purchase 2,000 shares of Common Stock.

         Other Compensation. Except for the following, the directors of Abraxas received no other compensation for services as directors, except for reimbursement of travel expenses to attend Board meetings.

         On November 18, 1999, Abraxas granted 15,000 options at an exercise price of $1.41 per share to each of Messrs. Burke, Carter, Phelps, Powell and Riggs.

         On December 22, 1999, Abraxas granted 75,000 options at an exercise price of $.97 per share to each of Messrs. Bartlett, Cox, Pevow, and Wagda.

                              CERTAIN TRANSACTIONS

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of Abraxas from time to time at Wind River's cost. Abraxas paid Wind River a total of $336,482 for use of the plane during 1999.

         Grey Wolf owns a 10% interest in certain producing properties owned by Canadian Abraxas Petroleum Limited's wholly-owned subsidiary ("Canadian Abraxas"), and in Canadian Abraxas' natural gas processing plants and manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. In 1999, Canadian Abraxas paid CDN $2,267,770 to Grey Wolf pursuant to the management agreement.

         Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                                  PROPOSAL TWO

                        APPROVAL OF AMENDMENT TO ABRAXAS
                PETROLEUM CORPORATION'S ARTICLES OF INCORPORATION


         The Abraxas Board of Directors has unanimously approved an amendment to Article Fourth of the Articles of Incorporation of Abraxas (the "Articles") which would increase the number of authorized shares of Common Stock that Abraxas is authorized to issue. The proposed amendment (the "Authorized Stock Amendment") is set forth in its entirety in Exhibit "A" to this Proxy Statement.

         The Articles currently authorize the issuance of 50,000,000 shares of Common Stock of which 22,595,016 shares were issued and outstanding or reserved for issuance as of May 1, 2000. The Authorized Stock Amendment would authorize the issuance of 200,000,000 shares of Common Stock.

         If approved, the increased number of authorized shares of Common Stock would be available for issuance from time to time for such purposes and consideration as the Board may approve and no further vote of stockholders of Abraxas will be required, except as provided by the Articles, under Nevada law or the rules of any national securities exchange on which shares of Abraxas Common Stock are at the time listed or quoted.

         As part of the Exchange Offer, Abraxas issued Contingent Value Rights (the "CVRs"). The terms of the CVRs issued in the exchange offer provided that the holders thereof could be entitled to receive up to a total of 104,621,164 shares of Common Stock. Subsequent to the issuance of the CVRs, the Common Stock traded at a price per share of $2.01 or higher for 30 days during the 45-day trading period beginning on February 28, 2000, and ending on April 10, 2000. As a result, under the terms of the CVRs, the maximum number of shares which holders of the CVRs could be entitled to receive has been reduced to 22,500,000 shares of Common Stock. In addition, in the event the Common Stock trades at a price per share higher than $2.01 for 30 days during any future 45-day trading period, the number of shares of Common Stock issuable pursuant to the CVRs would decrease correspondingly to a number below 22,500,000. On December 21, 2000, or at the election of Abraxas, on May 21, 2001, Abraxas may be required to issue additional shares of common stock to the holders of the CVRs. The actual number of shares issued will depend on the market price of the Common Stock. The CVRs will terminate and no Common Stock will be issuable pursuant thereto if the market price of the Common Stock exceeds certain target prices for a period of 30 trading days during any 45 consecutive trading day period prior to the expiration date. The target price on any given date will equal $5.03 plus daily interest from December 21, 1999, at an annual rate of 11.5%. On December 21, 2000, the target price will be $5.68 and on May 21, 2001, the target price will be $5.97. Although Abraxas is unable to determine whether, or how many, shares of Common Stock will be issuable pursuant to the CVRs, the Board considers it advisable that Abraxas be in a position to issue such additional shares in such circumstances without calling a special meeting of stockholders.

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

         In addition, Abraxas may from time to time wish to issue shares of Common Stock to afford the Board greater flexibility in meeting possible future financing requirements, to effect future transactions such as acquisitions, stock splits or stock dividends and to meet other corporate needs as they arise. Although Abraxas has no present plans to issue any additional shares of Common Stock for such purposes, the Board considers it advisable that Abraxas be in a position to issue such additional shares in such circumstances without calling a special meeting of stockholders.

         The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of the currently outstanding shares of Common Stock. However, any issuance of additional shares of Common Stock could, depending on the circumstances, affect the existing holders of shares of Common Stock by diluting per share earnings and voting power of the outstanding Common Stock. The availability for issuance of additional shares of Common Stock could also discourage or make more difficult efforts to obtain control of Abraxas.

         The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by Abraxas.

         Under the Nevada General Corporation Law (the "Nevada GCL"), the affirmative vote of the holders of a majority of the outstanding shares of Abraxas Common Stock entitled to notice of and to vote at the Annual Meeting voting together as a single class is required to adopt the Authorized Stock Amendment.

         The Board recommends that stockholders vote FOR the Authorized Stock Amendment.



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                                 PROPOSAL THREE

                             APPOINTMENT OF AUDITORS

         The Board of Directors has appointed the firm of Ernst & Young LLP ("Ernst & Young") to examine the financial statements of Abraxas for the 2000 fiscal year. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of stockholders, but the Board of Directors considers it appropriate for the stockholders to express or withhold their approval of the appointment. If stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the stockholders approve the appointment of Ernst & Young.


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
                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 2001 Annual Meeting must be received in writing by Abraxas at its principal executive offices not later than December 31, 2000. Abraxas' principal executive offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

                               PROXY SOLICITATION

         The cost of soliciting proxies will be borne by Abraxas. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or meetings with, stockholders or their representatives by directors, officers and other employees of Abraxas who will receive no additional compensation therefor.

         Abraxas requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and to request authority for the execution of the proxy, and Abraxas will reimburse such persons for their reasonable expenses.

                                  OTHER MATTERS

         No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of Abraxas. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of Abraxas.

         Upon the written request of any person whose proxy is solicited hereunder, Abraxas will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 1999. Such written request is to be directed to the attention of Stephen T. Wendel, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

                       By Order of the Board of Directors



                                Stephen T. Wendel
                                                                  Secretary

Dated:  April 27, 2000


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

                                  FORM OF PROXY
                                      FRONT

                          abraxas petroleum corporation
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232

           This Proxy is Solicited on behalf of the Board of Directors


         The undersigned shareholder of Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), hereby appoints Robert L. G. Watson, Chris E. Williford and Robert W. Carington, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Abraxas common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2000, and any adjournment thereof, with all powers which the undersigned would possess if personally present.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Abraxas dated April 27, 2000.






                   continued and to be signed on reverse side




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

                                      BACK

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the election of Directors and "FOR" the Approval of Proposals 2 and 3.

1.    ELECTION OF DIRECTORS

           FOR the nominee listed below           WITHHOLD AUTHORITY
                                                  to vote for the nominee
                                     [  ]         listed below              [  ]

                        Franklin A. Burke

2.    PROPOSAL TO APPROVE THE AMENDMENT TO THE ABRAXAS ARTICLES OF INCORPORATION

           [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

3. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF ABRAXAS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000

          [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CHECK HERE FOR ADDRESS CHANGE  [  ]         NEW ADDRESS:______________________
                                            __________________________________
                                            __________________________________
                                            __________________________________



         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:  ______________, 2000
                                         Signature


PLEASE MARK, SIGN, DATE AND RETURN
E PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.                       Signature if held jointly

                                    EXHIBIT A

                      proposed amendment to article fourth
                      of Abraxas' articles of incorporation

FOURTH: (a) The total number of shares of all classes of stock which the corporation shall have authority to issue is (i) 200,000,000 shares with par value $.01 per share which are to be of a class designated "Common Stock" and
(ii) 1,000,000 shares with par value $.01 per share which are to be of a class designated "Preferred Stock."

         (b) The Board of Directors is hereby expressly granted authority to authorize from time to time, in accordance with law, the issue of one or more series of Preferred Stock and, with respect to any such series, to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, option or other special rights of such series and the qualifications, limitations or restrictions thereof including, but without limiting the generality of the foregoing, the following:

         (i) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

         (ii) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the corporation;

         (iii) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the corporation;

         (iv) providing for the conversion, at the option of the holder or of the corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the corporation or of any series of the same or any other class or classes or into property of the corporation or into the securities or properties of any other corporation or person, including provision for adjustment of the conversion rate in such events as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

         (v) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

         (vi) lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights;

         (vii) providing for the operation of a retirement or sinking fund with respect thereto or for no such retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

         (viii) providing the limitations or restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

         (ix) providing the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issuance of any additional stock, including shares of any other class or series;

         (x) specifying the number of shares constituting that series and the distinctive designation of that series; and

         (xi) providing any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Nevada.



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